Exhibit 10.1 Form of Severance Agreement

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made and entered into by and between Select Water Solutions, LLC, a Delaware limited liability company (the “Company”), and [●] (“Executive”), effective as of October 9, 2025 (the “Effective Date”).  Executive and the Company are each referred to herein as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company acknowledges that Executive possesses skills and knowledge that are valuable to the Company and the Company wishes to enter this Agreement in order to better ensure itself of access to the continued services of Executive, to provide further incentive for Executive to build and preserve the goodwill of the Company, and in order to protect its legitimate business interests, including the preservation of its goodwill and Confidential Information (as defined below); [and]

WHEREAS, Executive wishes to continue in employment with the Company, advance the business interests of the Company, and be eligible for the benefits set forth herein;

[WHEREAS, the Company and Executive are party to that certain [Amended and Restated] Employment Agreement, dated [●] (the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive desire to terminate the Prior Employment Agreement by entering into this Agreement, which shall cancel and supersede the Prior Employment Agreement, effective as of the Effective Date.]

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.     Definitions.

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

(a)        “Accrued Obligations” means (i) accrued but unpaid base salary through the Date of Termination, (ii) accrued but unpaid Bonus Award earned for any completed performance period prior to the Date of Termination, and (iii) unreimbursed business expenses properly incurred prior to the Date of Termination (so long as Executive timely submitted all documentation required for reimbursement in accordance with applicable policies of the Company).

(b)          “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(c)           “Board” means the Board of Directors of Select Water Solutions, Inc.

(d)       “Bonus Award” means the payment described in Company’s Annual Short Term Incentive Plan. As used in this Agreement, this term incorporates the definition and calculation methodology of Bonus Award detailed within Company’s Annual Short Term Incentive Plan.

(e)          “Bonus Opportunity %” means the percentage described in Company’s Annual Short Term Incentive Plan. As used in this Agreement, this term incorporates the definition of Bonus Opportunity % and the Executive’s opportunity percentages referred to within Company’s Annual Short Term Incentive Plan.

(f)           “Business” means the business and operations that are the same or similar to those engaged in by the Company or any Affiliate for which Executive provides services during Executive’s employment with the Company or any Affiliates, or in which the Company or any such Affiliate has material plans to engage of which Executive is aware during the period of Executive’s employment with the Company, which business and operations relate to water management (including water transfer) and chemical solutions, and related services, for the oil and gas industry.

(g)          “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(h)        “Cause” means a determination by the Company in its sole discretion that Executive has: (i) engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or an Affiliate, (ii) materially breached any material provision of this Agreement or any other written agreement between Executive and the Company or an Affiliate or corporate policy or code of conduct established by the Company or an Affiliate and applicable to Executive; (iii) willfully engaged in conduct that is materially injurious to the Company or an Affiliate; or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

(i)           “Change in Control” shall have the meaning given such term in the Select Water Solutions, Inc. 2024 Equity Incentive Plan, as amended.

(j)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(k)          “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(l)          “Date of Termination” means the effective date of the termination of Executive’s employment with the Company and its Affiliates, as applicable, such that Executive is no longer employed by the Company or any of its Affiliates.

(m)      “Disability” means Executive’s inability to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

(n)          “Good Reason” means (i) a material diminution in Executive’s base salary (other than as part of one or more decreases that shall not exceed, in the aggregate, more than ten percent (10%) of Executive’s base salary as in effect at the time of such reduction and that are applied to all of the Company’s similarly situated executives), (ii) a material diminution in Executive’s title, authority, duties or responsibilities with the Company Group (provided that if Executive is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group (other than the Company or Parent) or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Executive as an officer or board member from such entity, regardless of the reason for such removal, constitute Good Reason or be considered when determining if Good Reason exists), (iii) a material reduction in Executive’s Bonus Opportunity %, other than as part of one or more decreases that are applied to all of the Company’s similarly situated executives, or (iv) the relocation of the geographic location of Executive’s principal place of employment by more than fifty (50) miles from the location of Executive’s principal place of employment as of the Effective Date; provided that, in the case of Executive’s assertion of Good Reason, (A) the condition described in the foregoing clauses must have arisen without Executive’s consent; (B) Executive must provide written notice to the Company of such condition in accordance with this Agreement within forty-five (45) days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Company; and (D) the date of termination of Executive’s employment or other service relationship with the Company or an Affiliate must occur within ninety (90) days after such notice is received by the Company.

(o)          “Market Area” shall mean (i) the counties and parishes set forth on Exhibit A hereto; and (ii) and any other geographic area or market where or with respect to which (x) Executive provides or has provided services on behalf of the Company or any other member of the Company Group in the twenty-four (24) months preceding the Date of Termination, or (y) the Company or any other member of the Company Group has specific plans to conduct any business as of the Date of Termination and Executive provides material services with respect to such plans.

(p)          “Parent” means Select Water Solutions, Inc.

(q)          “Prohibited Period” means the period during which Executive is employed by any member of the Company Group and continuing for a period of twelve (12) months following the Date of Termination.

(r)          “Protected Customer or Supplier” means any customer or supplier of any member of the Company Group for whom or which Executive had direct or indirect responsibilities or about whom or which Executive obtained Confidential Information, in each case within the twenty-four (24) months prior to the Date of Termination.

(s)          “Release Conditions” means Executive’s execution and delivery to the Company on or prior to the Release Expiration Date of a release of claims agreement in a form acceptable to the Company (which form shall be provided by the Company to Executive within seven (7) days of the Date of Termination), and, where applicable, Executive’s non-revocation of such release in the time set forth within such release to do so.

(t)          “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers a release of claims to Executive or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Executive is age forty (40) or over on the Date of Termination, the date that is forty-five (45) days following such delivery date.

2.     Severance Benefits.

(a)         Termination For Cause, Other than for Good Reason, or due to Death or Disability.  If Executive’s employment is terminated (i) by the Company for Cause, (ii) by Executive other than for Good Reason, or (iii) due to Executive’s death or Disability, then Executive shall be entitled to receive the Accrued Obligations, but Executive shall not be entitled to any Severance Payment, Pro-Rata Bonus, or additional benefits described in Section 2(b) or 2(c) hereunder.

(b)       Termination Without Cause or Termination For Good Reason.  If Executive’s employment is terminated (x) by the Company without Cause, or (y) by Executive for Good Reason, then Executive shall be entitled to receive the Accrued Obligations and, so long as (and only if) Executive satisfies the Release Conditions and abides by the terms of Section 4, then the Company shall provide Executive with the following:

(i)        A severance payment in an amount equal to one (1) times the sum of (A) Executive’s annualized base salary immediately prior to the Date of Termination plus (B) if applicable, the Executive’s annualized base salary immediately prior to the Date of Termination multiplied by the Bonus Opportunity % , if any, for the bonus year during which the Date of Termination occurs (such payment, the “Severance Payment”), which Severance Payment shall be paid as described in Section 2(e);

(ii)       An amount equal to the Bonus Award that Executive would have actually been entitled to receive for the calendar year in which the Date of Termination occurs, calculated based on actual performance for the applicable performance period, and multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the calendar year of termination and the denominator of which is 365 (such payment, the “Pro-Rata Bonus”), which Pro-Rata Bonus shall be payable at the same time Bonus Awards for such calendar year are paid to similarly-situated executives of the Company, but in no event no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(iii)      COBRA premium reimbursement for group health care coverage continuation for a period of up to twelve (12) months following the Date of Termination in accordance with Section 2(d).

(c)          Termination Without Cause or Termination For Good Reason Following a Change in Control.  Notwithstanding Section 2(b) to the contrary, if Executive’s employment is terminated (x) by the Company without Cause, or (y) by Executive for Good Reason, in each case, within twenty-four (24) months following a Change in Control, then Executive shall be entitled to receive the Accrued Obligations, and so long as (and only if) Executive satisfies the Release Conditions and abides by the terms of Section 4, then the Company shall provide Executive with the following instead of the payments and benefits prescribed in Section 2(b):

(i)        A severance payment in an amount equal to two (2) times the sum of (1) Executive’s annualized base salary immediately prior to the Date of Termination plus (2) if applicable, the Executive’s annualized base salary immediately prior to the Date of Termination multiplied by the Bonus Opportunity % , if any, for the calendar year during which the Date of Termination occurs (such payment, the “CIC Severance Payment”), which CIC Severance Payment shall be paid as described in Section 2(e);

(ii)        The Pro-Rata Bonus, which Pro-Rata Bonus shall be payable at the same time Bonus Awards for such calendar year are paid to similarly-situated executives of the Company, but in no event no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(iii)       COBRA premium reimbursement for group health care coverage continuation for a period of up to twenty-four (24) months following the Date of Termination in accordance with Section 2(d).

(d)        COBRA. During the portion, if any, of the applicable period described in Section 2(b)(iii) or 2(c)(iii) (as applicable, the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly-situated executives of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”).  Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid.  Notwithstanding the foregoing, Executive shall only be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Reimbursement Period; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.  Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or an Affiliate, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company or an Affiliate.

(e)        Timing of Severance Payment or CIC Severance Payment.  The Severance Payment or the CIC Severance Payment (as applicable) will be divided into substantially equal installments paid over the number of months following the Date of Termination equal to the number of months’ worth of Executive’s base salary included in the Severance Payment or CIC Severance Payment, as applicable.  No later than the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Date of Termination (the “First Payment Date”), the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Date of Termination and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Date of Termination, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12)-month period (or, if the Date of Termination is on or within twenty-four (24) months following the date of a Change in Control, such twenty-four (24)-month period); provided, however, that (i) to the extent, if any, that the aggregate amount of the installments of the Severance Payment or the CIC Severance Payment (as applicable) that would otherwise be paid pursuant to the preceding provisions of this Section 2(e) after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment or the CIC Severance Payment (as applicable) payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (ii) all remaining installments of the Severance Payment or the CIC Severance Payment (as applicable), if any, that would otherwise be paid pursuant to the preceding provisions of this Section 2(e) after December 31 of the second calendar year following the calendar year in which the Date of Termination occurs shall be paid with the installment of the Severance Payment or the CIC Severance Payment (as applicable), if any, due in December of the second calendar year following the calendar year in which the Date of Termination occurs.  For the avoidance of doubt, in no event shall Executive be eligible to receive both the Severance Payment and the CIC Severance Payment.

3.    Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Company or any of its Affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Company or any of its Affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made.  Nothing in this Section 3 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

4.    Restrictive Covenants.

(a)         Confidentiality.  In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company or any of its Affiliates (collectively, the Company and its Affiliates are referred to as the “Company Group”) following the Effective Date, Executive will be provided with, and will have access to, Confidential Information (as defined below).  In consideration of Executive’s receipt and access to such Confidential Information and, and as an express inducement for the Company to enter into this Agreement, Executive shall comply with this Section 4.

(i)        Both during the term of Executive’s employment with the Company and thereafter, except as expressly permitted by this Agreement or by an authorized representative of the Company in writing, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group.  Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored).  The covenants of this Section 4(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(ii)       Notwithstanding any provision of this Agreement to the contrary, Executive may make the following disclosures and uses of Confidential Information: (A) disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group; (B) disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties and is in the best interests of the Company Group; (C) disclosures and uses that are approved in writing by the Company; or (D) disclosures to a person or entity that has (1) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (2) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.

(iii)        Upon the Date of Termination, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group.  Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(iv)      All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is or has been employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (C) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(v)         Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Executive and the Company or any other member of the Company Group shall prohibit or restrict Executive from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Securities and Exchange Commission) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Executive from any governmental agency; (C) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law, or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Nothing in this Agreement or in any other agreement between Executive and any member of the Company Group requires Executive to obtain prior authorization before engaging in any conduct described in the immediately preceding sentence, or to notify the Company or any other member of the Company Group that Executive has engaged in any such conduct.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to the individual’s attorney in relation to a law suit for retaliation against the individual for reporting a suspected violation of law or (3) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal.

(b)           Non-Competition; Non-Solicitation.

(i)        The Company shall provide Executive access to Confidential Information, and Executive acknowledges and agrees that the Company will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement, Executive has voluntarily agreed to the covenants set forth in this Section 4(b).  Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(ii)         During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(A)          engage or carry on within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly (A) owning, managing, operating or being an officer or director of any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities involve direct or indirect responsibilities with respect to the Business;

(B)          appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(C)          solicit, canvass, approach, encourage, entice or induce any Protected Customer or Supplier of any member of the Company Group to cease or lessen such Protected Customer’s or Supplier’s business in the Market Area with any member of the Company Group; or

(D)         solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group with respect to whom or which Executive had direct or indirect responsibilities or about whom Executive obtained Confidential Information to terminate his, her or its employment or engagement with any member of the Company Group.

(iii)          Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 4(b), and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court or arbitrator of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach, but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group, at law and equity.

(iv)         Notwithstanding the foregoing, during the portion of the Prohibited Period that occurs following the Date of Termination, Sections 4(b)(i), 4(b)(ii), and 4(b)(iii) of this Agreement shall not apply in that portion of the Market Area located within the State of Oklahoma.  Instead, during that portion of the Prohibited Period that occurs following the Date of Termination, within that portion of the Market Area that is within the State of Oklahoma, the restrictions on Executive’s activities (in addition to all restrictions set forth in Sections 4(a) and 4(b)(iv), and all restrictions that may be created due to statutory or common law requirements) shall be as follows: during that portion of the Prohibited Period that occurs following the Date of Termination, Executive shall not directly solicit the sale of goods, services or a combination of goods and services from established customers of the Company or any other member of the Company Group.

(v)        The covenants in this Section 4(b), and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

5.    At-Will Employment.  Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment at any time and for any reason or no reason at all, upon written notice to Executive. Executive shall have the right to terminate Executive’s employment with the Company at any time and for any reason or no reason at all, upon thirty days’ advance written notice to the Company.  Executive acknowledges that nothing in this Agreement or in any of the Company’s policies will be construed as altering the at-will nature of Executive’s employment.  It is understood and agreed that Executive is not being employed for any specific duration or period of time.

6.    Withholdings; Deductions.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

7.    Applicable Law; Submission to Jurisdiction; Attorneys’ Fees.  This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Agreement (after giving effect to Section 8 below), then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Harris County, Texas.  Following the occurrence of a Change in Control, if a dispute between the Parties (or between Executive and any successor to the Company or any of its Affiliates) arises: (i) by virtue of the Company’s or its applicable successor’s or Affiliate’s failure to provide the severance payments or benefits set forth in Section 2(c) above, and (ii) following Executive’s good faith written demand for such payments or benefits, then the Company shall be responsible for paying Executive’s reasonable legal fees incurred after such written demand is provided.

8.     Arbitration.

(a)          Subject to Section 8(b) and Section 8(c) below, any dispute, controversy or claim arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Houston, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules.  Any arbitration conducted under this Section 8 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction.

(b)          Notwithstanding Section 8(a) either Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Section 4; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 8.  Further, nothing in this Section 8 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency, but Executive expressly waives any right to the recovery of monetary damages awarded by such agency.

(c)          Further notwithstanding Section 8(a), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to any Company Group equity incentive plan or any equity award between Executive and any member of the Company Group shall be subject to the dispute resolution terms set forth in and applicable to the applicable equity incentive plan or award agreement.

(d)         By entering into this Agreement and entering into the arbitration provisions of this Section 8 THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

9.    Entire Agreement and Amendment[; Prior Agreement Superseded and Replaced].  This Agreement contains the entire agreement of the Parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof [, including, without limitation, the Prior Employment Agreement.]  In entering into this Agreement, Executive expressly acknowledges and agrees that the Prior Employment Agreement has been superseded and replaced by this Agreement, and that: (i) Executive has no further rights pursuant to the Prior Employment Agreement; and (ii) each member of the Company Group has fully and finally satisfied all obligations that it has had, and that it ever could have, pursuant to the Prior Employment Agreement.  This Agreement may be amended only by a written instrument executed by both Parties hereto.

10.  Severability and Reformation.  If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.  In the event an arbitrator or court of competent jurisdiction shall determine that the scope of restrictions set forth herein are unreasonable, then it is the intention of Executive and the Company that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

11.  Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or .pdf, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

12.  Clawback.  Notwithstanding any provision in this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all payments hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

13.  Section 409A.

(a)         Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

(b)       To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)        Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of a) the date of Executive’s death or b)the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive until the Section 409A Payment Date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed and effective as of the Effective Date.

COMPANY

Select Water Solutions, LLC

By:
Name:
Title:

EXECUTIVE

Name:

Signature Page to
Severance Agreement

EXHIBIT A

MARKET AREA

STATE	COUNTY/PARISH/BOROUGHS
LOUISIANA	Bossier Caddo	De Soto Jackson	Lincoln Red River	Sabine

NEW MEXICO	Chaves Eddy	Lea	San Juan

OHIO	Ashland Belmont	Guernsey Harrison	Jefferson Monroe	Summit Trumbull

OKLAHOMA	Alfalfa Beckham Blaine Canadian Carter Coal Custer	Dewey Ellis Garfield Garvin Grady Hughes Kingfisher	Lincoln Logan Love Major McClain Oklahoma	Pittsburg Roger Mills Stephens Washita Woods Woodward

PENNSYLVANIA	Armstrong Bradford Elk	Greene Lycoming Sullivan	Tioga Washington	Westmoreland Wyoming

TEXAS	Andrews Angelina Atascosa Borden Culberson DeWitt Dimmit Ector Frio Glasscock Gonzales	Hemphill Henderson Howard Irion Jackson Karnes La Salle Lavaca Live Oak Loving Martin	Maverick McMullen Midland Nacogdoches Panola Pecos Reagan Reeves Roberts Rusk San Augustine	Shelby Tarrant Tom Green Upton Ward Webb Wheeler Winkler Wise Zavala

UTAH	Duchesne

WEST VIRGINIA	Brooke Doddridge Harrison	Marion Marshall Monongalia	Ohio Ritchie	Tyler Wetzel

WYOMING	Campbell Converse	Johnson	Laramie	Sweetwater

Exhibit A